Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-XXXX) pertaining to the America West 2002 Incentive Equity Plan, US Airways Group, Inc. 2005 Equity Incentive Plan, US Airways Group, Inc. 2008 Equity Incentive Plan, and US Airways Group, Inc. 2011 Incentive Award Plan of American Airlines Group, Inc. of our reports dated February 20, 2013 (which contains an explanatory paragraph describing conditions that raise substantial doubt about AMR Corporation’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements), with respect to the consolidated financial statements and schedule of AMR Corporation and the effectiveness of internal control over financial reporting of AMR Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

December 4, 2013